EXHIBIT 10.8

Tucson Hospitality Properties LP (THP)

Restructuring Agreement

This Agreement is made as of Feb. 17, 2011 by and among:

RARE EARTH FINANCIAL, LLC, an Arizona limited liability company (“Rare Earth”) and (“REF”) both used throughout.

RRF LIMITED PARTNERSHIP, a Delaware limited partnership (“RRF”);

INNSUITES HOSPITALITY TRUST, an Ohio business trust (“IHT”) and General Partner of RRF; and

Tucson Hospitality Properties, an Arizona limited partnership (THP)

RECITALS:

A.	THP owns and operates the Tucson InnSuites Best Western Hotel & Suites, a 159-unit hotel in Tucson, Arizona (the “Property”).

B.	THP is currently owned 100% by RRF and RRF LP LLC owned 100% by RRF.

C.
Rare Earth and RRF wish to restructure THP creating Class A, Class B and Class C Limited Partnership Interests (referred to collectively as “Interests”), and cause THP to offer and sell 160 (or more not to exceed 232) Class A Interests in THP to accredited investors at $10,000 per interest for $1,600,000 (The offer may allow sale of up to 232 units for $2,320,000) (the “Offering”).  Rare Earth, as the new GP of THP, will coordinate the offering and sale of Class A Interests to third parties.  Rare Earth and other Affiliates may purchase Interests under the offering.

D.	As a part of the restructuring, RRF would exchange its current Membership Interests in THP for 400 Class B Interests in THP. (subject to adjustment based on an independent appraisal)
REF may purchase up to 62 THP Class C Interests in THP. Proceeds from the Offering will be used in part to redeem Class B Interests, and may be used in part to redeem Class C Interests.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1.           Restructuring of THP.   As soon as practicable after execution of this Agreement, Rare Earth and RRF, as the GP of THP, will adjust the limited Partnership Agreement, in form and substance reasonably acceptable to RRF, REF and THP for THP to:

(a)	Elect REF as GP (RRF may or may not continue to be Co-GP) REF to have final GP decision authority.

(b)
Create three classes of Partnership Interests authorized for issuance in amounts sufficient to accommodate the offering and the restructuring issuances to Rare Earth and RRF, and provide for distribution and liquidation rights and preferences as described in Section 3 and 6 below and the exchange provided for in Recital D above; and

(c)	Name Rare Earth as GP with initial subscription for up to 32 Class C units.

           2.           Offering.   Upon completion of the restructuring, THP will conduct an offering to accredited investors only (or as approved by REF) of 160 (up to maximum of 232) Class A Interests at $10,000 per Interest (the “Offering”), for a total offering $1,600,000 (the “Offering Price”).  The Offering number of units will be adjusted to reflect the updated appraised value of the Property currently estimated at $6,500,000, less current debt and other liabilities of approximately $2,500,000 for a net equity value anticipated of $4,000,000.  The total equity value will be approximately $4,650,000 (465 units at $10,000 per unit to allow 32 units to compensate REF, 3 units to cover expenses, and 30 reserve units) with the final number of units subject to be adjusted with new 2011 lender ordered appraisal.

As Class A Interests are sold in the Offering, RRF’s Class B Interests will be redeemed on a one-for-one basis.  The Offering contemplates the sale of 65 Interests to build cash reserves estimated at $650,000, less a Restructuring and Offering Fee of $320,000 to Rare Earth and less costs of $30,000, for a net of $300,000 in cash reserves.  Subject to the closing of the Offering, THP will pay: (a) a Restructuring and Offering Fee to Rare Earth ($320,000); and (b) offering costs of $30,000.  If 160 units of the Offering are not sold (including Interests purchased by Rare Earth and its affiliates), Rare Earth will be paid a fee equal to 8% of the aggregate offering price of the actual Interests sold, including Interests sold to Rare Earth and its affiliates (the “Alternate Fee”), instead of the $320,000 Restructuring and Offering Fee.  The Alternate Fee will be payable by THP in cash or Class C Interests of THP valued at $10,000 per Interest, as agreed between THP and RRF, and will be due on the earlier of the closing of the Offering or April 1, 2012.

           3.           Interests.

                      (a)           All Membership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch-up rights described in paragraph 3(b), and (2) REF 50% participation right described in paragraph 3(e).  All Memberships will be redeemable by THP for $10,000 after payment of all distributions to which such Interests are entitled under paragraphs 3(b) and (c).

                      (b) All Membership Interests will be entitled to receive priority distributions annually from THP of $700 per $10,000 (7%) prorated from date of investment on or about April 1, 2011 through April 1, 2016. However, priority distributions will be paid first to Class A Interests, second to Class B Interests and third to Class C Interests.  Priority distributions will be cumulative for 5 years, so that all priority distributions must be paid in full to Class A Interests before any priority distributions are paid to Class B or C Interests, and all priority distributions must be paid in full to Class A and B Interests before priority distributions are paid to Class C Interests. James Wirth and certain named affiliates shall elect to defer receiving all priority distributions on their Class A Interests (if any held) until all priority distributions to other holders of Class A and Class B Interests have been paid current.  Upon completion of priority distributions due Class A Interests through April 1, 2016, Class A and Class B Interests will not participate in distributions by THP until Class B and C priority distributions have been paid current through April 1, 2016. Then Class C units are brought current thereafter. If a Triggering Event of THP occurs (including a sale or refinancing of substantially all of the assets of THP,  or merger, sale, liquidation or other winding-up of THP) prior to the payment of all priority distributions of proceeds to the Members (including the GP participation described in 3(e) then priority distributions will be caught up first.

                      (c)           After April 1, 2016, all Membership Interests will share equally in all such distributions.  If a Triggering Event (as defined in 3(b)) of THP occurs prior to the payment of all accumulated distributions to the Members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the Members (including the REF General Partners’ participation described in 3(e)).  In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Members, all Class A Members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, then Class C.

                      (d)           Distributions will be payable quarterly in arrears based on calendar quarters, due 45 days after the end of the quarter.  The first regularly scheduled distribution will be prorated for the first calendar quarter January 1 through March 31st and will be payable on or before 45 days later on May 15, 2011. Thereafter, distributions will be made every three months provided, in the sole judgment and discretion of the GP, cash is available for such distributions.  THP will use its best efforts to pay the 7% annual distribution, paid quarterly contemplated in paragraph 3(b) and quarterly distributions contemplated in paragraph 3(c).

                      (e)           In the event that either (a) all Interests have been redeemed or (b) all Interests are current in the distributions to which they are entitled including 7% per year for each full or partial year held, and they have received distributions of at least $10,000 per unit in addition to 7% annual distributions, Rare Earth will receive 50% of (1) any distributions to THP Class A, B and C units and  (2) 50% of the proceeds from any Triggering Event (as defined in 3(b)) as additional consideration as General Partner. The remaining distributions to all partners (Class A, B, and C) pro rate to be equal based on number of units.

           4.           GP  If a minimum of 160 Interests are not sold by April 1, 2012, Rare Earth will upon request of RRF or a majority of limited partners resign as GP of THP, and/or relinquish its profit participation in paragraph 3(e) and Rare Earth and RRF will cause RRF to remain as the sole GP and/or be elected GP.  Rare Earth will use its best efforts to sell at least 160 Interests on or before April 1, 2012.

5.          Removal of Administrative Member.  At any time, a Majority-in-Interest of all LP and GP interests of THP may remove Rare Earth as GP and elect a new GP.  Notwithstanding its removal as GP pursuant to this paragraph, Rare Earth will retain the profit participation right described in paragraph 3(e) provided that 160 or more Interests have been sold by April 1, 2012. Prior to removing Rare Earth and/or a Wirth entity as GP or management company, lender approval will be obtained prior to April 1, 2016. Prior to April 1, 2016 RRF, REF and James Wirth will retain over 50% of the units unless consistent with lender requirements.
6.           Ownership of THP.  The table below demonstrates the capital structure of THP immediately upon restructuring, the capital structure in the event of the sale of 160 Class A Interests in the Offering, and the capital structure in the event of the sale of 232 Class A Interests in the Offering.

	Immediately Upon Restructuring	In the Event of Sale Of 160 Class A Interests	In the Event of Sale of 232 Class A Interests
Owners	Interests	Interests	Interests
Third Parties	0 Class A	160 Class A	232 Class A
RRF	400 Class B	243 Class B	171 Class B
Rare Earth	0 Class C	32 Class C	62 Class C
Authorized & Unissued	65	30	0
Total	465	465	465

     7.           Miscellaneous.

                      (a)          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.
                      (b)           Waiver.  No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced.  No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or different form the breach or default waived.

                      (c)           Severability. All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

                      (d)           Entire Agreement. This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written.  This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

The parties have executed this Agreement effective as of the date first written above.

RRF LIMITED Partnership

By:           InnSuites Hospitality Trust
Its:           General Partner

By:           /s/ Marc E. Berg

Its:          Executive Vice President

RARE EARTH FINANCIAL LLC

By:  /s/ James Wirth
 James Wirth, Manager

TUCSON HOSPITALITY PROPERTY

By:           RRF Limited Partnership, GP
by InnSuites Hospitality Trust, GP.

By:           /s/ Marc E. Berg

Its:           Executive Vice President

JAMES WIRTH

/s/ James Wirth